Registration No. 333 -[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________

CHOICEONE FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2659066 (I.R.S. Employer Identification Number)

109 East Division, Sparta, Michigan (Address of Principal Executive Offices)	49345 (Zip Code)

AMENDED AND RESTATED
CHOICEONE FINANCIAL SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Mary J. Johnson Senior Vice President ChoiceOne Financial Services, Inc. 109 East Division Sparta, Michigan 49345	Copies to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent for Service)

(616) 887-7366
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated Filer ☐
Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)
Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common Stock	50,000 shares (1)	$12.50	$625,000	$72.56

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

EXPLANATORY STATEMENT

                    This registration statement on Form S-8 is filed to register 50,000 additional shares of Common Stock issuable under the Amended and Restated ChoiceOne Financial Services, Inc. Employee Stock Purchase Plan (the "Plan"). ChoiceOne Financial Services, Inc.'s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 27, 2002 (File No. 333-91364), registering 52,500 shares issuable under the Plan, is here incorporated by reference, except to the extent that the items in this Registration Statement update such information contained in the prior registration statement. This registration statement is filed pursuant to General instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

                    The following documents filed by the Registrant (also referred to as "ChoiceOne") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's annual report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 28, 2011.

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2010.

          (c)          The description of ChoiceOne Financial Services, Inc. common stock contained in the Registrant's registration statement on Form S-4, filed on August 11, 2006, as amended on September 11, 2006, including any further amendment or report filed hereafter for the purpose of updating such description.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

                    Not applicable.
Item 5.	Interests of Named Experts and Counsel.

                    Not applicable.
Item 6.	Indemnification of Directors and Officers.

                    ChoiceOne's Restated Articles of Incorporation require it to indemnify directors and executive officers of ChoiceOne to the fullest extent now or in the future permitted by the Michigan Business Corporation Act (the "MBCA") in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation, a subsidiary or otherwise) arising out of his or her service to ChoiceOne, a subsidiary or to another organization at the request of ChoiceOne or a subsidiary. In addition, ChoiceOne's Restated Articles of Incorporation permit it to indemnify persons who are not directors or executive officers of ChoiceOne to the extent authorized by its Bylaws, resolution of the Board of Directors or contractual agreement authorized by the Board of Directors.

                    ChoiceOne's Bylaws permit ChoiceOne to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of ChoiceOne), whether civil, criminal, administrative, or investigative and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of ChoiceOne or is or was serving at the request of ChoiceOne as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorney fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of ChoiceOne or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

                    ChoiceOne's Bylaws further permit ChoiceOne to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of ChoiceOne or is or was serving at the request of ChoiceOne as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorney fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner her or she reasonably believed to be in or not opposed to the best interests of ChoiceOne or its shareholders. However, ChoiceOne's Bylaws provide that such indemnification shall not be made for a claim, issue, or matter in which the person shall have been found liable to ChoiceOne except to the extent authorized by statute.

                    In addition, ChoiceOne's ability to indemnify its directors and officers or other persons is determined, to an extent, by the MBCA. The following is a summary of the applicable provisions of the MBCA:

                    Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                    Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in actions by or in the right of the corporation, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

                    A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than 2 disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

                    Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct, if any, required by the MBCA for the indemnification of a person under the circumstances. The undertaking must be an unlimited general obligation of the person but need not be secured and may be accepted without reference to the financial ability of the person to make payment.

                    The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

                    The MBCA permits ChoiceOne to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with ChoiceOne, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, ChoiceOne maintains such insurance on behalf of its directors, officers and employees.
Item 7.	Exemption from Registration Claimed.

                    Not applicable.
Item 8.	Exhibits.

                    The following exhibits are filed as part of or incorporated by reference into this registration statement:
Exhibit Number	Document
4.1

Amended and Restated Articles of Incorporation of the Registrant. Previously filed as an exhibit to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2008. Here incorporated by reference.

4.2

Bylaws of the Registrant as currently in effect and any amendments thereto. Previously filed as an exhibit to the Registrant's Form 10-K Annual Report for the year ended December 31, 2008. Here incorporated by reference.

4.3

Advances, Pledge and Security Agreement between ChoiceOne Bank and the Federal Home Loan Bank of Indianapolis. Previously filed as an exhibit to the Registrant's Form 10-K Annual Report for the year ended December 31, 2007. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.

99.1

Amended and Restated ChoiceOne Financial Services, Inc. Employee Stock Purchase Plan. Previously filed with the Commission on March 28, 2011 in the Registrant's Definitive Proxy Statement for the 2011 annual meeting of shareholders, Appendix A. Here incorporated by reference.

Item 9.	Undertakings.

          (a)          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sparta, State of Michigan, on August 26, 2011.
ChoiceOne Financial Services, Inc.

/s/ James A. Bosserd	August 26, 2011
James A. Bosserd President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
/s/ James A. Bosserd	President and Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2011
James A. Bosserd

/s/ Thomas L. Lampen	Treasurer (Principal Financial and Accounting Officer)	August 26, 2011
Thomas L. Lampen

/s/ Donald VanSingel	Chairman of the Board and Director	August 26, 2011
Donald VanSingel

/s/ Jerome B. Arends	Director	August 26, 2011
Jerome B. Arends

/s/ Frank G. Berris	Director	August 26, 2011
Frank G. Berris

/s/ K. Timothy Bull	Director	August 26, 2011
K. Timothy Bull

/s/ William F. Cutler, Jr.	Director	August 26, 2011
William F. Cutler, Jr.

/s/ Lewis G. Emmons	Director	August 26, 2011
Lewis G. Emmons

/s/ Stuart Goodfellow	Director	August 26, 2011
Stuart Goodfellow

/s/ Gary Gust	Director	August 26, 2011
Gary Gust

/s/ Paul L. Johnson	Director	August 26, 2011
Paul L. Johnson

/s/ Dennis Nelson	Director	August 26, 2011
Dennis Nelson

	/s/ Nels Nyblad	Director	August 26, 2011
Nels Nyblad

	/s/ Roxanne M. Page	Director	August 26, 2011
Roxanne M. Page

	/s/ Donald VanSingel	Director	August 26, 2011
Donald VanSingel

*By	/s/ Thomas L. Lampen
Thomas L. Lampen Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Document
4.1

Amended and Restated Articles of Incorporation of the Registrant. Previously filed as an exhibit to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2008. Here incorporated by reference.

4.2

Bylaws of the Registrant as currently in effect and any amendments thereto. Previously filed as an exhibit to the Registrant's Form 10-K Annual Report for the year ended December 31, 2008. Here incorporated by reference.

4.3

Advances, Pledge and Security Agreement between ChoiceOne Bank and the Federal Home Loan Bank of Indianapolis. Previously filed as an exhibit to the Registrant's Form 10-K Annual Report for the year ended December 31, 2007. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Plante & Moran, PLLC.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.

99.1

Amended and Restated ChoiceOne Financial Services, Inc. Employee Stock Purchase Plan. Previously filed with the Commission on March 28, 2011 in the Registrant's Definitive Proxy Statement for the 2011 annual meeting of shareholders, Appendix A. Here incorporated by reference.